Exhibit 99.1

Portfolio by Asset Class

03/31/13

*Based on undepreciated assets

Same-Store NOI Results

	3 Months
	Ended	%
in 000's	3/31/2013	Change
Retail	$68,797	0.1%
Lodging	$41,962	10.6%
Office	$32,750	(0.7)%
Industrial	$19,771	(2.1)%
Multi-Family	$11,351	6.2%
Total	$174,631	2.4%

Dear Stockholder:

For some time now, we have been discussing Inland American’s long-term strategies and how we plan on accomplishing them.  As you may recall, our strategic goals include:

•      Providing a sustainable distribution to our shareholders while maintaining capital preservation.

•      Actively tailoring our portfolio into the three asset classes that we believe will provide our shareholders the best opportunity to benefit from the recovering real estate cycle: multi-tenant retail, lodging and student housing.

•      Positioning our company and our portfolio of assets for several potential shareholder liquidity events.

We often receive questions concerning the timing of our strategy.  While we are not able to disclose a specific time frame for completing the steps, significant advancement was made in 2012 and that progress has continued to ramp up in the first quarter of 2013.  For example, during the first quarter, Inland American purchased four properties, totaling $120 million, including two upper-upscale hotels, a student housing property and a multi-tenant retail center.  These properties are all fantastic additions to our portfolio.

We also made considerable progress on the disposition front.  During the first quarter, we sold 38 properties for $115 million, including 35 bank branches, two select-service lodging assets and one conventional multi-family property.  In addition, we see apartments at peak pricing, which is a key factor in our decision to sell them and secure our investment gains.  Currently, our apartment assets are under contract and we expect the transaction to close during the third quarter. It should be noted that no disposition or acquisition fees were paid to the Inland American Business Manager, or any of its affiliates, in connection with these transactions.

Select First Quarter Financial Results

On May 15, we released our 10-Q report for the first quarter.  Here are a few highlights for the three months ended on March 31, 2013:

•      Our retail portfolio retained a strong occupancy rate of 93%.

•      Our total student housing portfolio grew rental rate by 4.2%.

•      Our hotel assets achieved a same-store RevPAR of $93, up 8% year-over-year.

•      Same-store net operating income (NOI) grew 2.4% in the first three months of 2013 over the same time period last year.

•      FFO* was $107 million, or $0.12 a share, comparable with the same time period in 2012.

•      We closed on a three-year, $200 million revolving credit facility and a four-year, $75 million term loan.

This information, along with other important information regarding the company’s operations, can be found in our recently filed 10-Q, which we encourage you to review in its entirety.

1st Quarter 2013 Earnings Recap Video

Due to the positive response we received from the video discussing the new estimated share valuation in January (over 7,000 views), we have decided to continue experimenting with this method of communication.  This video will replace our normal webcast and is available on the Inland American website, www.inlandamerican.com.  As always, you can contact the Inland Investor Services Group at (800) 826-8228 if you have any questions.

Cash Distribution

Enclosed is a check for your cash distribution equaling $0.04167 per share for the month of May 2013.  Inland American’s distribution is paid monthly at an annualized rate equal to $0.50 per share.  This equates to a 7.2% annualized yield based on our current estimated per share value.  If you have invested through a trustee or participate in Direct Deposit or the Distribution Reinvestment Plan, a distribution statement is enclosed in lieu of a check.

Sincerely,

INLAND AMERICAN REAL ESTATE TRUST, INC.

Robert D. Parks	Thomas P. McGuinness
Chairman of the Board	President

cc:  Trustee

Broker Dealer

Financial Advisor

* FFO is a non-GAAP financial measure. Please review our recently filed 10-Q for a reconciliation of the most direct comparable GAAP measure.

The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards,” “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “likely,” “anticipate,” “position,” “probable,” “committed,” “achieve,” and “focused,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.